Exhibit 99.1

ExamWorks Announces Acquisition of Royal Medical Consultants, Inc.

ATLANTA, GA., December 20, 2010 --ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (IMEs), peer reviews, bill reviews and related services for the insurance and legal industries, announced today the company’s acquisition of Royal Medical Consultants, Inc. (RMC). Royal Medical Consultants, Inc. founded in 1997, is based in Oldsmar, Florida. RMC has adjusted annual revenues of approximately $5 million and offers independent medical reviews, peer reviews, return-to-work evaluations and Medicare Set Aside services to the liability, no-fault and workers’ compensation markets. Terms of the transaction were not disclosed.

James K. Price, Chief Executive Officer of ExamWorks, Inc., said: “We welcome Royal Medical to the ExamWorks family of companies. The acquisition brings more high caliber medical experts and capacity to our existing presence in the Florida market and southeastern region."

Of the acquisition, Albert Rosati, Chief Executive Officer of Royal Medical Consultants, Inc., stated: “We are thrilled about the opportunity to join ExamWorks, add service capacity and provide more services to our customers.  The company was founded 13 years ago because the large Florida market was underserved and demand continues to increase.  Our market perspective, operations and dedication are aligned perfectly with ExamWorks goals which should make integration seamless.”

About ExamWorks Group
ExamWorks Group, Inc. is a leading provider of independent medical examinations, or “IMEs”, peer and bill reviews, and related services, which include, litigation support services, administrative support services, and medical record retrieval services, and which we collectively refer to as IME services or the IME industry. We provide these IME services through our medical panel of independently contracted, credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals for workers' compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing carriers a national presence while maintaining the local service and capabilities they need and expect.

SOURCE: ExamWorks Group, Inc.

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro, 404-952-2400

Senior Vice President and Chief Financial Officer

investorrelations@examworks.com